CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 25, 2013 relating to the financial statements of AllianceBernstein Core Opportunities Fund, Inc. for the fiscal year ended November 30, 2012 which are incorporated by reference in this Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A No. 333-90261) of AllianceBernstein Core Opportunities Fund, Inc.

                                                     /s/ ERNST & YOUNG LLP




New York, New York
February 26, 2013